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                                                                     Exhibit 3.1


   STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
 FILED 09:00 AM 10/31/2000
   001550753 - 2210457

                           CERTIFICATE.OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            MATRIX SERVICE COMPANY

     Matrix Service Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify that:

     I. At a meeting of the Board of Directors of the Company resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders of the Company. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Restated Certificate of Incorporation of the Company be amended by changing the first sentence of Article Fourth thereof to read in its entirety as follows:

          "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 35 million, consisting of 5 million shares of Preferred Stock, par value $.01 per share (hereinafter called "Preferred Stock"), and 30 million shares of Common Stock, par value of $.01 per share (hereinafter called "Common Stock")."

     II. Thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute voted in favor of the amendment.

     III. The amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Matrix Service Company has caused this Certificate to be executed by Michael J. Hall, its authorized officer, on this 26th day of October, 2000.



                                    /s/ Michael J. Hall
                                    ---------------------------------------
                                    Title:  Vice President
                                            Michael J. Hall